Filed pursuant to Rule 433
Registration Statement Nos. 333-203157 and 333-203157-01

RBS Exchange Traded Notes
RBS ETN Performance
as of 03/31/15

RBS Trendpilot[] ETNs

Historical Performance (%)           TICKER INCEPTION
Daily Redemption Values(1)                    DATE
------------------------------------ ------ ---------
RBS US Large Cap Trendpilot[] ETN    TRND    12/6/10
------------------------------------ ------ ---------
RBS US Mid Cap Trendpilot[] ETN      TRNM    1/25/11
------------------------------------ ------ ---------
RBS NASDAQ-100([R]) Trendpilot[] ETN TNDQ    12/8/11
------------------------------------ ------ ---------
RBS China Trendpilot[] ETN            TCHI   4/13/12
------------------------------------ ------ ---------
RBS Gold Trendpilot[] ETN            TBAR    2/17/11
------------------------------------ ------ ---------
RBS Oil Trendpilot[] ETN             TWTI    9/13/11
------------------------------------ ------ ---------
Cash Rate on 03/31/15 was 0.035%
                                     ------ ---------

1-MONTH 3-MONTH YEAR-TO-
  (%)      (%)  DATE (%)
------- ------- --------
 -1.67    0.70    0.70
------- ------- --------
  1.23    5.05    5.05
------- ------- --------
 -2.14    2.37    2.37
------- ------- --------
 -1.72   -3.26    -3.26
------- ------- --------
 -0.04   -4.95    -4.95
------- ------- --------
 -0.04   -0.12    -0.12

1-YEAR ANNUALIZED SINCE RBS
  (%)    ETN INCEPTION (%)
------ --------------------
 8.33           11.40
------ --------------------
 7.72           9.31
------ --------------------
 7.72           14.57
------ --------------------
 -2.53          1.92
------ --------------------
-11.48          -1.07
------ --------------------
 1.05           -5.60

RBS Alternator ETNs[]
Historical Performance (%)        TICKER INCEPTION
Daily Redemption Values(1)                 DATE
--------------------------------- ------ ---------
RBS US Large Cap Alternator ETN[] ALTL    8/30/12
--------------------------------- ------ ---------
RBS Sector ETNs
Historical Performance (%)        TICKER INCEPTION
Daily Redemption Values(1)                 DATE
--------------------------------- ------ ---------
RBS Global Big Pharma ETN         DRGS    10/21/11

1-MONTH 3-MONTH YEAR-TO-
  (%)      (%)  DATE (%)
------- ------- --------
 -0.42    0.48    0.48
------- ------- --------
1-MONTH 3-MONTH YEAR-TO-
  (%)      (%)  DATE (%)
------- ------- --------
  1.73   12.03   12.03

1-YEAR   ANNUALIZED SINCE
  (%)  RBS ETN INCEPTION (%)
------ ---------------------
11.31          17.21
------ ---------------------
1-YEAR   ANNUALIZED SINCE
  (%)  RBS ETN INCEPTION (%)
------ ---------------------
30.86          28.63

RBS Rogers Enhanced ETNs
Historical Performance (%)                TICKER INCEPTION
Daily Redemption Values(1)                         DATE
----------------------------------------- ------ ---------
RBS Rogers Enhanced Commodity Index ETN   RGRC    10/25/12
----------------------------------------- ------ ---------
RBS Rogers Enhanced Energy ETN            RGRE    10/25/12
----------------------------------------- ------ ---------
RBS Rogers Enhanced Agriculture ETN       RGRA    10/25/12
----------------------------------------- ------ ---------
RBS Rogers Enhanced Precious Metals ETN   RGRP    10/25/12
----------------------------------------- ------ ---------
RBS Rogers Enhanced Industrial Metals ETN RGRI    10/25/12

1-MONTH 3-MONTH YEAR-TO-
  (%)      (%)  DATE (%)
------- ------- --------
 -4.89   -6.90    -6.90
------- ------- --------
 -7.98   -6.31    -6.31
------- ------- --------
 -4.20   -9.14    -9.14
------- ------- --------
 -3.01   -0.57    -0.57
------- ------- --------
 -0.41   -5.35    -5.35

1-YEAR   ANNUALIZED SINCE
  (%)  RBS ETN INCEPTION (%)
------ ---------------------
-27.02         -13.35
------ ---------------------
-39.90         -16.90
------ ---------------------
-22.36         -12.39
------ ---------------------
-12.31         -14.90
------ ---------------------
 -7.31          -8.00

FOR REGISTERED BROKER/DEALERS AND REGISTERED INVESTMENT
ADVISERS ONLY. NOT FOR DISTRIBUTION TO INDIVIDUAL
INVESTORS.
The tables above present the actual performance of the RBS
ETNs over the specified periods. For information regarding
the performance of each Index, please refer to the relevant
pricing supplement filed with the U.S. Securities and
Exchange Commission ("SEC"). It is not possible to invest
directly in an index. Past performance does not guarantee
future results.
(1)Includes the deduction of the annual investor fee, which
accrues on a daily basis. The annual investor fee will be
equal to: (i) (a) 1.00% per annum when the applicable
Trendpilot[] Indices that are tracked by the RBS US Large
Cap Trendpilot[] ETNs, RBS US Mid Cap Trendpilot[] ETNs,
RBS Gold Trendpilot[] ETNs and the RBS NASDAQ-100([R])
Trendpilot[] ETNs are tracking, respectively, the SandP
500([R]) Total Return Index, the SandP MidCap 400([R])
Total Return Index, the Price of Gold Bullion and the
NASDAQ-100([R]) Total Return Index(SM) and (b) 1.10% per
annum when the applicable Trendpilot[] Indices that are
tracked by the RBS Oil Trendpilot[] ETNs and RBS China
Trendpilot[] ETNs are tracking, respectively, the RBS
12-Month Oil Total Return Index and the BNY Mellon China
Select ADR Total Return Index(SM); and (ii) 0.50% per annum
when any of the Trendpilot[] Indices that are tracked by
the RBS ETNs are tracking the yield on a hypothetical
notional investment in 3-month U.S. Treasury bills as of
the most recent weekly auction (the "Cash Rate"). With
respect to the RBS Global Big Pharma ETNs, the annual
investor fee will be 0.60% per annum. With respect to the
RBS US Large Cap Alternator ETNs[], the annual investor fee
will be 1.00% per annum. With respect to the RBS Rogers
Enhanced ETNs, the annual investor fee will be 0.95% per
annum.

To find out more
Call toll free 855-RBS-ETPS or visit www.rbs.com/etnUS

[GRAPHIC OMITTED]

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not
associated with an investment in conventional debt
securities, including a possible loss of some or all of
your investment. The level of the relevant Index must
increase by an amount sufficient to offset the aggregate
investor fee applicable to the RBS ETNs in order for you to
receive at least the principal amount of your investment
back at maturity or upon early repurchase or redemption.
The Benchmark Index for the RBS Global Big Pharma ETNs
comprises securities of a limited number of companies
concentrated in the pharmaceuticals industry, and may not
be representative of an investment that provides exposure
to the pharmaceutical industry as a whole. The RBS Oil
Trendpilot(TM) ETNs, the RBS Rogers Enhanced ETNs and the
respective indices that those ETNs track do not provide
exposure to spot prices of the relevant commodities and,
consequently, may not be representative of an investment
that provides exposure to the relevant commodities or
buying and holding the relevant commodities. The prices of
commodities are volatile and are affected by numerous
factors. Each Trendpilot[] Index may underperform its
respective Benchmark Index, and is expected to perform
poorly in volatile markets. The RBS China Trendpilot[] ETNs
involve risks associated with an investment in emerging
markets, as well as currency exchange risk. The RBS US
Large Cap Alternator Index(TM) may underperform the SandP
500([R]) Index or any Underlying Index. Even though the RBS
ETNs are listed on the NYSE Arca, a trading market may not
develop and the liquidity of the RBS ETNs may be limited
and/or vary over time, as RBS plc is not required to
maintain any listing of the RBS ETNs. The intraday
indicative value and the daily redemption value are not the
same as the trading price or market price of the RBS ETNs
in the secondary market. RBS plc has the right to redeem
the RBS ETNs, in its sole discretion. If RBS plc elects to
redeem the RBS ETNs, you may not be able to reinvest your
proceeds in a comparable investment. Pursuant to our
announced plan to exit the structured retail investor
products business, the likelihood that we will redeem the
RBS ETNs prior to maturity has increased. See "Recent
Developments" for more information. The RBS ETNs are not
principal protected and do not pay interest. Any payment on
the RBS ETNs is subject to the ability of RBS plc and RBS
Group to pay their respective obligations when they become
due. You should carefully consider whether the RBS ETNs are
suited to your particular circumstances before you decide
to purchase them. We urge you to consult with your
investment, legal, accounting, tax and other advisors with
respect to any investment in the RBS ETNs.
The RBS ETNs are complex and not suitable for all
investors. You should carefully read the relevant pricing
supplement and prospectus, including the more detailed
explanation of the risks involved in any investment in the
RBS ETNs as described in the "Risk Factors" section of the
applicable pricing supplement, before investing.
RECENT DEVELOPMENTS: On June 13, 2013, we announced that we
would be exiting the structured retail investor products
business that is responsible for issuing and maintaining
the RBS ETNs, and that we expect to move such business into
a runoff organization which will go through a process of
restructuring and / or business sales (the "RBS Retail
Investor Products Exit Plan"). The implementation of the
RBS Retail Investor Products Exit Plan increases the
likelihood that the RBS ETNs will be redeemed by us prior
to maturity. We plan to continue to maintain and issue the
RBS ETNs, but our plans could change. We cannot give you
any assurances as to any minimum period of time that you
may hold the RBS ETNs before we redeem them at our option.
The intraday indicative value and the daily redemption
value are not the same as the trading price or market price
of the RBS ETNs in the secondary market.
IMPORTANT INFORMATION: The Royal Bank of Scotland plc (RBS
plc) and The Royal Bank of Scotland Group plc (RBS Group)
have filed a registration statement (including a
prospectus) with the U.S. Securities and Exchange
Commission (SEC) for the offering of RBS ETNs to which this
communication relates. Before you invest in any RBS ETNs,
you should read the prospectus in that registration
statement and other documents that have been filed by RBS
plc and RBS Group with the SEC for more complete
information about RBS plc and RBS Group, and the offering.
You may get these documents for free by visiting EDGAR on
the SEC's web site at www.sec.gov. Alternatively, RBS plc,
RBS Securities Inc. (RBSSI) or any dealer participating in
the offering will arrange to send you the prospectus and
the pricing supplement at no charge if you request it by
calling 1-855-RBS-ETPS (toll-free).
RBS China Trendpilot(TM) Index, RBS US Large Cap
Trendpilot(TM) Index (USD), RBS US Mid Cap Trendpilot(TM)
Index (USD), RBS Gold Trendpilot(TM) Index (USD) and RBS US
Large Cap Alternator(TM) Index (USD) are the property of
RBS plc, which has contracted with SandP Opco, LLC (a
subsidiary of SandP Dow Jones Indices LLC) ("SandP Dow
Jones Indices") to maintain and calculate these indices.
The SandP 500([R]) Index, the SandP MidCap 400([R]), SandP
500 Low Volatility Index and SandP 500([R]) Equal Weight
Index (including the total return versions) are the
exclusive property of SandP Dow Jones Indices and have been
licensed for use by RBS plc in connection with certain of
these indices. SandP Dow Jones Indices shall have no
liability for any errors or omissions in calculating these
indices. SandP([R]) is a registered trademark of Standard
and Poor's Financial Services LLC ("SPFS") and Dow
Jones([R]) is a registered trademark of Dow Jones Trademark
Holdings LLC ("Dow Jones"). These trademarks have been
licensed to SandP Dow Jones Indices. Standard and
Poor's([R]), SandP([R]), SandP([R]) 500, SandP MidCap
400([R]), SandP 500 Low Volatility Index([R]), SandP
500([R]) Equal Weight Index(TM) and SandP 500([R]) EWI(TM)
are trademarks of SPFS and together with the "Calculated by
SandP Dow Jones Indices Custom" and its related stylized
mark(s) have been licensed for use by RBS plc. The RBS
China Trendpilot(TM) ETNs, RBS US Large Cap Trendpilot(TM)
ETNs, RBS US Mid Cap Trendpilot(TM) ETNs, RBS Gold
Trendpilot(TM) ETNs and RBS US Large Cap Alternator ETNs
are not sponsored, endorsed, sold or promoted by SandP Dow
Jones Indices, SPFS, Dow Jones, their affiliates or their
third party licensors, and neither SandP Dow Jones Indices,
SPFS, Dow Jones, their affiliates or their third party
licensors make any representation regarding the
advisability of investing in such RBS ETNs.
NASDAQ([R]), OMX([R]), NASDAQ OMX([R]), NASDAQ-100([R]),
NASDAQ-100 Index([R]) and NASDAQ-100([R]) Total Return
Index(SM) are registered trademarks and service marks of
The NASDAQ OMX Group, Inc. and are licensed for use by RBS
plc. The RBS NASDAQ-100([R]) Trendpilot(TM) Index is the
property of RBS plc. RBS plc has contracted with The NASDAQ
OMX Group, Inc. (which with its affiliates and subsidiaries
is referred to as the "Corporations") to calculate and
maintain the RBS NASDAQ-100([R]) Trendpilot(TM) Index,
either directly or through a third party. Currently, the
RBS NASDAQ-100([R]) Trendpilot(TM) Index is calculated and
maintained by SandP Opco, LLC, a subsidiary of SandP Dow
Jones Indices LLC ("SandP Dow Jones Indices") on behalf of
the Corporations. SandP([R]) is a registered trademark of
Standard and Poor's Financial Services LLC ("SPFS") and Dow
Jones([R]) is a registered trademark of Dow Jones Trademark
Holdings LLC ("Dow Jones"). These trademarks have been
licensed to SandP Dow Jones Indices. SandP Dow Jones
Indices, its affiliates and the Corporations shall have no
liability for any errors or omissions in calculating the
RBS NASDAQ-100([R]) Trendpilot(TM) Index. The RBS
NASDAQ-100([R]) Trendpilot(TM) ETNs, which are based on the
RBS NASDAQ-100([R]) Trendpilot(TM) Index, have not been
passed on by the Corporations or SandP Dow Jones Indices as
to their legality or suitability and are not sponsored,
endorsed, sold or promoted by the Corporations or SandP Dow
Jones Indices and its affiliates. THE CORPORATIONS, SandP
DOW JONES INDICES AND ITS AFFILIATES MAKE NO WARRANTIES AND
BEAR NO LIABILITY WITH RESPECT TO THE RBS NASDAQ-100([R])
TRENDPILOT(TM) ETNs.
RBS Oil Trendpilot(TM) Index (USD) and RBS 12-Month Oil
Total Return Index (USD) are the property of RBS plc and
are calculated by NYSE Arca, a wholly-owned subsidiary of
NYSE Euronext. The RBS Oil Trendpilot[] ETNs, which track
the RBS Oil Trendpilot(TM) Index (USD) and RBS 12-Month Oil
Total Return Index (USD), are not issued, sponsored,
endorsed, sold or promoted by NYSE Arca, and NYSE Arca
makes no representation regarding the advisability of
investing in such ETNs. NYSE ARCA MAKES NO EXPRESS OR
IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL
WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR
PURPOSE WITH RESPECT TO THE RBS OIL TRENDPILOT[] INDEX
(USD) OR RBS 12-MONTH OIL TOTAL RETURN INDEX (USD) OR ANY
DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE ARCA HAVE ANY
LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR
CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF
NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
The NYSE Arca Equal Weighted Pharmaceutical Index(SM) and
the NYSE Arca Equal Weighted Pharmaceutical Total Return
Index(SM) are service marks of NYSE Euronext or its
affiliates (NYSE Euronext) and have been licensed for use
by RBS plc and RBSSI (Licensees) in connection with the RBS
Global Big Pharma ETNS. Neither the Licensees nor the RBS
Global Big Pharma ETNS is sponsored, endorsed, sold or
promoted by NYSE Euronext. NYSE Euronext makes no
representations or warranties regarding the RBS Global Big
Pharma ETNS or the ability of the NYSE Arca Equal Weighted
Pharmaceutical Index(SM) or the NYSE Arca Equal Weighted
Pharmaceutical Total Return Index(SM) to track general
stock market performance. NYSE EURONEXT MAKES NO EXPRESS OR
IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL
WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR
PURPOSE WITH RESPECT TO THE NYSE ARCA EQUAL WEIGHTED
PHARMACEUTICAL INDEX(SM) OR THE NYSE ARCA EQUAL WEIGHTED
PHARMACEUTICAL TOTAL RETURN INDEX(SM) OR ANY DATA INCLUDED
THEREIN. IN NO EVENT SHALL NYSE EURONEXT HAVE ANY LIABILITY
FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL
DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE
POSSIBILITY OF SUCH DAMAGES.
BNY Mellon is a corporate brand of The Bank of New York
Mellon Corporation and may be used as a generic term to
reference the corporation as a whole or its various
subsidiaries. BNY Mellon and BNY Mellon ADR Indices and BNY
Mellon DR Indices are service marks owned by The Bank of
New York Mellon Corporation. This information is provided
for general purposes only and is not investment advice. We
provide no advice nor recommendations or endorsement with
respect to any company, security or products based on any
index licensed by BNY Mellon, and we make no representation
regarding the advisability of investing in the same. BNY
Mellon's Depositary Receipt business is conducted through
BNY Mellon.
BNY Mellon does not guarantee the accuracy, timeliness
and/or completeness of BNY Mellon ADR Indices and BNY
Mellon DR Indices, or any associated indices, or any data
included therein, and BNY Mellon shall have no liability
for any errors, omissions, or interruptions therein. BNY
Mellon makes no express or implied warranties, and
expressly disclaims all warranties of merchantability or
fitness for a particular purpose or use with respect to BNY
Mellon ADR Indices and BNY Mellon DR Indices or any
associated indices, or any data included therein, or any
materials derived from such data. Without limiting any of
the foregoing, in no event shall the company have any
liability for any special, punitive, indirect, or
consequential damages (including lost profits), even if
notified of the possibility of such damages. For the full
disclaimer please see the pricing supplement relating to
the notes that RBS plc and RBS Group filed with the SEC.
The RBS ETNs are not sponsored, endorsed, sold or promoted
by Beeland Interests Inc. ("Beeland Interests"), James B.
Rogers, Jr. or Diapason Commodities Management SA
("Diapason").[] Neither Beeland Interests, James B. Rogers,
Jr. nor Diapason makes any representation or warranty,
express or implied, nor accepts any responsibility,
regarding the accuracy or completeness of this document, or
the advisability of investing in securities or commodities
generally, or in the RBS ETNs or in futures particularly.
"Jim Rogers", "James Beeland Rogers, Jr.", "Rogers",
"Rogers International Commodity Index", "RICI", "RICI
Enhanced", and the names of all other RICI Enhanced(SM)
Indices mentioned herein are trademarks, service marks and/
or registered marks of Beeland Interests, Inc., which is
owned and controlled by James Beeland Rogers, Jr., and are
used subject to license.[] The personal names and likeness
of Jim Rogers/James Beeland Rogers, Jr. are owned and
licensed by James Beeland Rogers, Jr.
NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR
RESPECTIVE AFFILIATES OR AGENTS, GUARANTEES THE ACCURACY
AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL
COMMODITY INDEX ("RICI"), THE RICI ENHANCED, ANY SUB-INDEX
THEREOF, OR ANY DATA INCLUDED THEREIN.[] SUCH PERSON SHALL
NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR
INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR
IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE RBS
ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE
RICI, THE RICI ENHANCED, ANY SUB-INDEX THEREOF, ANY DATA
INCLUDED THEREIN OR THE RBS ETNS.[] NEITHER BEELAND
INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE
AFFILIATES OR AGENTS, MAKES ANY EXPRESS OR IMPLIED
WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE
WITH RESPECT TO THE RICI, THE RICI ENHANCED, ANY SUB INDEX
THEREOF, OR ANY DATA INCLUDED THEREIN.[] WITHOUT LIMITING
ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS,
DIAPASON OR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS
HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT,
PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN
IF NOTIFIED OF THE POSSIBILITY THEREOF.
NEITHER THE INDICATION THAT SECURITIES OR OTHER FINANCIAL
PRODUCTS OFFERED HEREIN ARE BASED ON DATA PROVIDED BY ICE
DATA LLP, NOR THE USE OF THE TRADEMARKS OF ICE DATA LLP IN
CONNECTION WITH SECURITIES OR OTHER FINANCIAL PRODUCTS
DERIVED FROM SUCH DATA IN ANY WAY SUGGESTS OR IMPLIES A
REPRESENTATION OR OPINION BY ICE DATA OR ANY OF ITS
AFFILIATES AS TO THE ATTRACTIVENESS OF INVESTMENT IN ANY
SECURITIES OR OTHER FINANCIAL PRODUCTS BASED UPON OR
DERIVED FROM SUCH DATA. ICE DATA IS NOT THE ISSUER OF ANY
SUCH SECURITIES OR OTHER FINANCIAL PRODUCTS AND MAKES NO
EXPRESS OR IMPLIED WARRANTIES WHATSOEVER, INCLUDING BUT NOT
LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR
ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH DATA INCLUDED
OR REFLECTED THEREIN, NOR AS TO RESULTS TO BE OBTAINED BY
ANY PERSON OR ANY ENTITY FROM THE USE OF THE DATA INCLUDED
OR REFLECTED THEREIN. The indices that the RBS Rogers
Enhanced ETNs track are calculated by NYSE Arca, Inc.
("NYSE Arca"), a wholly-owned subsidiary of NYSE Euronext.
The RBS ETNs, which are based on such indices, are not
issued, sponsored, endorsed, sold or promoted by NYSE Arca,
and NYSE Arca makes no representation regarding the
advisability of investing in such products. NYSE ARCA MAKES
NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY
DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR
A PARTICULAR PURPOSE WITH RESPECT TO SUCH INDICES OR ANY
DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE ARCA HAVE ANY
LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR
CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF
NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
Copyright [C] 2015 RBS Securities Inc. All rights reserved.
RBS Securities Inc., a U.S. registered broker-dealer,
member of FINRA and SIPC, is an indirect wholly-owned
subsidiary of The Royal Bank of Scotland plc.